Exhibit 5.1

[K&L Gates Letterhead]

May 17, 2011

Ampco-Pittsburgh Corporation

600 Grant Street, Suite 4600

Pittsburgh, PA 15219

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,000,000 shares (the “Shares”) of Common Stock, par value $1.00 per share, of Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Company”), which Shares are to be issued from time to time to employees, directors and consultants of the Company or any of its subsidiaries in connection with the Company’s 2011 Omnibus Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the Commonwealth of Pennsylvania, including the applicable provisions of the Pennsylvania Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP